Exhibit 10.8.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), is made and entered into as of the 4 day of March, 2005, by and between CORPORATE DEVELOPMENT SERVICES, LLC (the “Employer”), CORPORATE OFFICE PROPERTIES TRUST (“COPT”) and DWIGHT S. TAYLOR (the “Executive”).

RECITALS

A.            The Executive and the Employer executed an Employment Agreement dated May 13, 2003, providing for the employment of the Executive by the Employer upon the terms and conditions therein stated.

B.            Executive acknowledges that he is familiar with the provisions of the Code of Business Conduct and Ethics (the “Code”) and agrees that, absent this Amendment, he has been and is bound by the terms of the Code and the requirements set forth therein.

C.            In order to clarify this requirement in the Employment Agreement, among other things, the Employer desires to amend paragraph 4(e) of the Employment Agreement (“TERMINATION FOR CAUSE”) as set out below.

NOW, THEREFORE, in consideration of Executive’s continued employment under the Employment Agreement, and pursuant to paragraph 11(b) of the Employment Agreement, it is covenanted and agreed by and between the parties hereto as follows:

1.             AMENDMENT TO PARAGRAPH 4(e).  Paragraph 4(e) of the Employment Agreement shall be amended as follows:

(e)           TERMINATION FOR CAUSE.  The employment of the Executive and this Agreement may be terminated “for cause” as hereinafter defined.  Termination “for cause” shall mean the termination of employment on the basis or as a result of (i) a violation by the Executive of any applicable law or regulation respecting the business of the Employer; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iii) any act of dishonesty or fraud or the Executive’s commission of an act, which in the opinion of the Board of Directors, disqualifies the Executive from serving as an officer or director of the Employer; (iv) the willful or negligent failure of the Executive to perform his duties hereunder, which failure continues for a period of thirty (30) days after written notice thereof is given to the Executive; or (v) a violation of any provision of the Code.  In the event the Employer terminates the Executive’s employment “for cause” under this Paragraph 4(e), the Executive shall be entitled only to the Base Salary through the date of termination of the Executive’s employment and any other benefits otherwise due in accordance with applicable plans, programs, or agreements with the Employer.

2.             ENFORCEABILITY.  Executive acknowledges and agrees that this Amendment is entered into consistent with and pursuant to paragraph 11(b) of the Employment Agreement.

3.             NO OTHER AMENDMENTS.  With the exception of paragraph 4(e) of the Employment Agreement, this Amendment does not affect or otherwise supersede any other provisions of the Employment Agreement or otherwise limit its enforceability in any way.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

“Employer”		“Executive”
CORPORATE DEVELOPMENT SERVICES, LLC,
a Maryland limited liability company

By:	/s/ Randall M. Griffin	/s/ Dwight S. Taylor
Randall M. Griffin,		Dwight S. Taylor
CEO

CORPORATE OFFICE PROPERTIES TRUST
a Maryland estate investment trust

By:	/s/ Randall M. Griffin
Randall M. Griffin
President and COO